K-TRONIK INTERNATIONAL CORP.
290 Vincent Avenue, 3rd Floor
Hackensack, New Jersey 07601
Tel: (201) 488-4600
Fax: (201) 488-8480

K-TRONIK TO COMMENCE TRADING JANUARY 21, 2004

HACKENSACK, NJ, January 19, 2004 – K-Tronik International Corp. (“K-Tronik”) is pleased to announce that its common shares will commence trading on the NASDAQ OTCBB on January 21, 2004 under the symbol “KTRK”.

K-Tronik is a leading manufacturer of energy-efficient electronic ballasts for fluorescent lamps. Headquartered in New Jersey, K-Tronik supplies ballasts worldwide to original light fixture equipment manufacturers, distributors and contractors. With a broad product line, low-cost production and one of the lowest product defect rates in the industry, K-Tronik has branded a solid reputation in the rapidly growing energy technology industry.

K-Tronik's strategy moving forward is to increase market share through acquiring ESCO'S (Energy Saving Contractors that specialize in conducting energy efficiency audits of multiple tenant commercial buildings and retrofitting them with high efficiency products including electronic ballasts, emergency lighting and dimming capable products). By vertically integrating manufacturing, distribution and auditing capabilities, it is anticipated that sales momentum will increase substantially, gross margins will be enhanced and synergistic operating efficiencies will be created.

Additionally, K-Tronik hopes to lever its well-respected brand-name recognition and strong market share built over the past six years. With manufacturing facilities in China and an extensive sales and distribution network in the U.S., K-Tronik is poised to become a conduit for potential Asian manufacturers desiring access to the U.S. market.

K-Tronik International Corp., headquartered in Hackensack, New Jersey, is a US reporting issuer. K-Tronik may be contacted by calling (416) 216-8659 and its continuous disclosure documentation can be viewed on the SEC’s EDGAR website at www.sec.com by a keyword search of “K Tronik”. K-Tronik is a majority owned subsidiary of Eiger Technology, Inc., which is headquartered in Toronto, Canada and which is listed on the Toronto Stock Exchange (TSX: AXA).

The management of the Company, who take full responsibility for its content, prepared this press release. This press release contains forward-looking statements relating to future events and results that are based on K-Tronik’s current expectations. These statements involve risks and uncertainties including, without limitation, K-Tronik’s ability to successfully develop and market its products, consumer acceptance of such products, currency exchange risks, uncertainties due to international trade relationships, competitive pressures relating to price reductions, new product introductions by third parties, technological innovations and overall market conditions. Consequently, actual events and results in future periods may differ materially from those currently expected.